Exhibit 99.1

500 Spruce Tree Centre 1600 University Avenue West St. Paul, Minnesota 55104-3825 USA 651.603.7700 Fax: 651.603.7795 www.imagesensing.com

NEWS RELEASE

Contacts:	Greg Smith, Chief Financial Officer
Image Sensing Systems, Inc. Phone: 651.603.7700

FOR IMMEDIATE RELEASE

Image Sensing Systems Names New Member to Board of Directors

Saint Paul, Minn., March 19, 2009–Image Sensing Systems, Inc. (ISS) (NASDAQ: ISNS), announced today it has appointed James W. Bracke to its Board of Directors. The board expects to nominate Mr. Bracke for election by the shareholders at the upcoming Annual Meeting of Shareholders to be held in May.

Mr. Bracke was President, CEO and a director of publicly-held Lifecore Biomedical, Inc. from 1983 to 2004. He is currently President of Boulder Creek Consulting and a director for NASDAQ-listed HickoryTech Corporation. Mr. Bracke holds a doctoral degree from the University of Iowa.

Jim Murdakes, Chairman, said, “We are pleased to have Jim join our board. His background in executive management and experience on other boards will be a valued addition to ISS.”

Among other assignments, Mr. Bracke has been named a member of the audit committee. We anticipate that his participation will bring the company back into NASDAQ compliance under its Marketplace Rule 4350, which requires that our audit committee be comprised of at least three independent directors.

About Image Sensing

Image Sensing Systems, Inc. is a technology company focused in infrastructure productivity improvement through the development of software-based detection solutions for the Intelligent Transportation Systems (ITS) sector and adjacent overlapping markets. ISS’ industry leading computer-enabled detection (CED) products, including the Autoscope® machine-vision family and the RTMS® radar family, combine embedded software signal processing with sophisticated sensing technologies for use in transportation, environmental and safety/surveillance management. CED is a group of technologies in which software, rather than humans, examines the outputs of complex sensors to determine what is happening in the field of view in real-time. With more than 90,000 instances sold in over 60 countries worldwide, our depth of experience coupled with breadth of product portfolio uniquely positions us to provide powerful hybrid technology solutions and to exploit the convergence of the traffic, security and environmental management markets. We are headquartered in St. Paul, Minnesota. Visit us on the web at imagesensing.com.